Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CF Acquisition Corp. A

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A ordinary shares, $0.0001 par value(2)	457(o)	11,500,000	$10.00	$115,000,000	0.00014760	$16,974.00
Fees Previously Paid
	Total Offering Amounts					$115,000,000		$16,974.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$16,974.00

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, stock dividends, or similar transactions.